Exhibit 99.1

MAGYAR BANK

400 Somerset St., New Brunswick, NJ 08901
732.342.7600

   Magyar Bank Names John S. Fitzgerald President and Chief Executive Officer

New Brunswick, NJ--June 1, 2010--The Board of Directors of Magyar Bank announced today that John S. Fitzgerald has been named President and Chief Executive Officer of Magyar Bank and of the bank's holding company, Magyar Bancorp, Inc. Mr. Fitzgerald had been serving as Acting President and CEO of the bank and the company since December 2009, and previously served as Executive Vice President, Chief Operating Officer.

Mr. Fitzgerald is a banking veteran with over 24 years experience in the industry, and has an extensive background in Commercial Lending and Retail Banking. He joined Magyar Bank in 2001 when he established the Bank's Commercial Lending Department and was named Executive Vice President in June 2005. Mr. Fitzgerald was named Executive Vice President, Chief Operating Officer in January 2007.

Mr. Fitzgerald is a graduate of the University of Maryland where he obtained his Bachelor's degree in Economics, and the Stonier Graduate School of Banking.

Mr. Fitzgerald is involved in numerous community and professional organizations, and currently serves as Chairman of the Board of the Middlesex County Regional Chamber of Commerce. He is a past President of the North Jersey Chapter of the Risk Management Association, the Dunellen Lions Club and the Dunellen Board of Education.

He and his wife live in Dunellen, New Jersey and have two children.

About Magyar Bank

Magyar Bank, headquartered in New Brunswick, New Jersey, is the principal subsidiary of Magyar Bancorp (NASDAQ: MGYR), and is a $550 million asset community bank. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services,

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and today Magyar operates branch locations in Branchburg,  New Brunswick,  North
Brunswick and South Brunswick. Visit Magyar online at www.magbank.com.

Contact: John Reissner, 732.342.7600